Exhibit 16.1

April 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 16F of the Form 20-F for the year ended December 31, 2022 dated April 28, 2023 of AirNet Technology Inc. and are in agreement with the statements contained therein concerning Marcum Asia CPAs LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Formerly Marcum Bernstein & Pinchuk LLP

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com